UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: November 13, 2009
(Date of earliest event reported: November 13, 2009)
Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

237 Park Avenue
New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On November 13, 2009, Revlon Consumer Products Corporation, Revlon, Inc.’s wholly-owned operating subsidiary, priced its previously-reported offering of $330 million aggregate principal amount of senior secured notes due 2015, setting the interest rate on such notes at 9 3/4% (the “9 3/4% Senior Secured Notes”).
The 9 3/4% Senior Secured Notes will be guaranteed by Revlon, Inc. and RCPC’s domestic subsidiaries, which also currently guarantee RCPC’s bank term loan agreement and bank revolver agreement, and such notes and related guarantees will be secured, subject to certain exceptions, by liens on the same collateral that currently secures RCPC’s bank term loan agreement on a second priority basis and liens on the same collateral that currently secures RCPC’s bank revolver agreement on a third-priority basis, subject to certain exceptions. The transaction is expected to close on November 23, 2009, subject to a number of customary closing conditions.
RCPC intends to use the net proceeds from the offering of the 9 3/4% Senior Secured Notes, together with other cash, to: (i) pay the total tender offer consideration in connection with RCPC’s previously-reported cash tender offer to purchase any and all of the $340.5 million outstanding aggregate principal amount of its 9 1/2% Senior Notes due April 2011 (the “9 1/2% Senior Notes”); and (ii) pay the applicable premium and accrued interest, along with related fees and expenses, on any 9 1/2% Senior Notes that may be subsequently redeemed by RCPC following the tender offer.
The 9 3/4% Senior Secured Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The 9 3/4% Senior Secured Notes and the related guarantees will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this Form 8-K in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

By:	/s/ Robert K. Kretzman
Robert K. Kretzman
Executive Vice President, Human Resources, Chief Legal Officer and General Counsel
Date: November 13, 2009